UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.   )
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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

MEDALLION FINANCIAL CORP.
(Name of Registrant as Specified In Its Charter)
ZimCal Asset Management, LLC BIMIZCI Fund, LLC Warnke Investments LLC Stephen Hodges Judd Deppisch
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

-with copies to-
Peter D. Fetzer Foley & Lardner LLP 777 East Wisconsin Avenue Suite 3800 Milwaukee, WI 53202-5306 (414) 297-5596
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ZimCal Asset Management, LLC

ZimCal Asset Management, LLC, Stephen Hodges, BIMIZCI Fund, LLC and Warnke Investments LLC (collectively, “ZimCal”) are attaching hereto a letter to stockholders and a press release issued on May 21, 2024.
Important Information
Stephen Hodges and his affiliates, ZimCal Asset Management, LLC, BIMIZCI Fund, LLC and Warnke Investments LLC (collectively, “ZimCal”), have nominated individuals to Medallion Financial Corp.’s board of directors and are soliciting votes for the election of their nominees, Stephen Hodges and Judd Deppisch, as members of the board of directors of Medallion Financial (the “Nominees”).  ZimCal has sent a definitive proxy statement, WHITE proxy card and related proxy materials to stockholders of Medallion Financial Corp. seeking their support of the Nominees at Medallion Financial Corp.’s 2024 annual meeting of stockholders.  Stockholders are urged to read the definitive proxy statement and WHITE proxy card because they contain important information about the Nominees, Medallion Financial Corp. and related matters.  Stockholders may obtain a free copy of the definitive proxy statement and WHITE proxy card and other documents filed by ZimCal with the Securities and Exchange Commission (“SEC”) at the SEC’s web site at www.sec.gov.  Stockholders may also direct a request to ZimCal’s proxy solicitor, Saratoga, 520 8th Avenue, 14th Floor, New York, NY 10018 (stockholders can e-mail at info@saratogaproxy.com or call toll-free at (888) 368-0379).
Participants in Solicitation
The following persons are participants in the solicitation by ZimCal: ZimCal Asset Management, LLC, BIMIZCI Fund, LLC, Warnke Investments LLC, Judd Deppisch, and Stephen Hodges.  The participants may have interests in the solicitation, including as a result of holding shares of Medallion Financial Corp.’s common stock. Information regarding the participants and their interests is contained in the definitive proxy statement filed and transmitted by ZimCal.

Letter to Stockholders

ZimCal Asset Management LLC
BIMIZCI Fund LLC & Warnke Investments LLC
4737 County Road 101, #264
Minnetonka MN 55345
www.restoretheshine.com
May 21st, 2024

ZIMCAL HIGHLIGHTS EGREGIOUS EXECUTIVE COMPENSATION PRACTICES AT MEDALLION FINANCIAL CORP.

Dear Fellow Stockholders of Medallion Financial Corp.,

This year you have the power to effect change at Medallion Financial Corp. (also “Medallion Financial”, the “Company” or “MFIN”).  We are asking you to vote for two new Directors of the Company nominated by Stephen Hodges, ZimCal Asset Management and its affiliates (together “ZimCal” or “We”) to the Board of Directors of the Company (the “Board”) using the enclosed WHITE proxy card or WHITE voting instruction form.  ZimCal has been an investor in the Company for over 3 years.  We currently own 72,709 shares of common stock and $15 million in debt, making us one of the single largest investors in the Company.  Our common stock and debt are the only investments we have in MFIN, and we do not own any other MFIN-related securities (e.g. call/put options). Our interests are squarely aligned with ALL MFIN’s stockholders – simply put, we want Medallion Financial Corp. to thrive in the long term.  We are disappointed by the Company’s recent personal and untruthful attacks that forced us to issue a Cease and Desist letter.  For example, MFIN claimed in a recent letter to shareholders that “It appears that [Mr. Hodges] has never worked for any bank or in the banking industry.”  In fact, Mr. Hodges worked for seven years for two commercial banks in a variety of different departments, including consumer lending, and was promoted to Vice President. MFIN simply never asked, and instead chose to insinuate that Mr. Hodges had no banking experience. However, we are encouraged by their desperation, which indicates that they are threatened by strong stockholder support for our candidates.
EVERY DOLLAR OF EXCESSIVE PAY TO MANAGEMENT IS A DOLLAR TAKEN FROM STOCKHOLDERS.
We are reaching out to you to share our fears that the current Board and management team are not aligned with stockholders but instead seem to care more about management’s continued high compensation, regardless of MFIN’s stock performance or valuation1. That has resulted in tens of millions paid to Medallion’s President Andrew Murstein, even as MFIN only made a profit 3 out of the last 6 years for stockholders and the stock price is down 20% YTD, up only 15% in 5 years and down 40% over 10 years (through 1Q24). Perks paid for by the Company for Mr. Murstein have included a country club membership, a company driver, a car lease, garage expenses, car maintenance, car insurance, and social club membership. If ZimCal’s nominees are not elected, the Board would likely maintain the status quo, which as you will see below, has been very lucrative for the management team.  If ZimCal’s nominees are elected, and on behalf of stockholders, we would immediately address the excessive compensation structure of MFIN’s President and management team.
www.restoretheshine.com	Page | 1

VOTE FOR OUR 2 HIGHLY QUALIFIED CANDIDATES WHO ARE COMMITTED TO STOCKHOLDERS
Stephen Hodges	Judd Deppisch

We have nominated two highly qualified individuals, Stephen Hodges and Judd Deppisch, who have been leaders in their respective organizations in current and prior roles.  They will work to hold management accountable and put stockholders first.  Our nominees have a combined 40 years of financial experience in areas that directly overlap with the Company’s core business, including consumer lending, risk management, banking and credit analysis.  We believe that every Board needs fresh perspectives and independent thinkers, and we are looking to replace two individuals with long ties to MFIN, including the father-in-law of Andrew Murstein (the COO and President of MFIN) who has been on the Board for 28 years. Please visit and sign-up at www.restoretheshine.com for updates and more details.
Enclosed are our proxy materials, including a WHITE proxy card or WHITE voting instruction form where you may vote FOR our two nominees to the Board.  If your shares are held with a bank or broker, you may vote your shares over the Internet too.  EVEN if you voted for Medallion Financial’s candidates, you can still change your vote by voting a later dated WHITE universal proxy card online or by mail. Only your latest dated vote will be counted  We want to earn the support of all investors, whether you have 10 shares or 500,000 shares.

MEDALLION FINANCIAL PAYS ITS EXECUTIVES LARGE AMOUNTS OF MONEY
1.	We cannot understand how the Board can justify the tens of millions paid to Mr. Murstein.
Mr. Murstein was paid a Board-approved $6.5 million in 2023 and $4.8 million in 2022.  Which is a huge sum based on company performance and peers. We have compared his compensation to self-identified peer companies, top performing equally sized FDIC-insured banks and $50BN to $100BN FDIC-insured banks, and his compensation is significantly higher in almost every key respect2 (see Figure 1 below).  For example, in the 6 years prior to FYE23, Mr. Murstein was cumulatively paid $25 million.  Yet MFIN only made $77 million in cumulative profits.  MFIN had $2.6 billion in assets and 169 employees.  For comparison, Synchrony Financial a $117 billion asset consumer lender, paid its President $55 million over the same period for making $17.3 billion in cumulative profits for stockholders. Synchrony was 45x larger than MFIN and had over 20,000 employees.  Mr. Murstein was paid half the compensation and yet generated only 0.44% of Synchrony’s profits3.
www.restoretheshine.com	Page | 2

Figure 1 - Comparison of MFIN compensation vs. Highly Capitalized Top Performing $50BN - $100BN Banks & $2BN - $5BN Peer Banks

Source: S&P Capital IQ, DEF 14A, Company 10K/Qs
This shows that compared to banks that are significantly larger and more complex, and banks that are similar in size but more consistently profitable, Mr. Murstein was paid substantially more in cash compensation, total compensation and cumulative 5 year compensation (relative to profits and asset size) than all of them.
2.	We believe that right-sizing management compensation would instantly boost earnings and valuation.
This would also signal to investors that the Company is serious about its governance and is strongly focused on creating stockholder value.
3.	We believe that the discrepancy between “rank and file” employees’ salaries and MFIN’s President’s and executives’ salaries does not make sense.
MFIN’s median salary was $98,132 at FYE23 per its DEF14A.  In 2023, Andrew Murstein was paid $6.5 million or 66x the median salary of MFIN’s 169 employees.  Total personnel expenses were $37.6 million which means Mr. Murstein was paid approximately 17% of TOTAL personnel expenses.  The top 5 executives were paid $14.9 million or 40% of total personnel expenses. Executive compensation totals include stock-based compensation values.
4.	We believe that MFIN’s executives should be compensated for core performance, which should exclude non-core, non-recurring items (mostly taxi medallion assets).
In 2023, MFIN made $55 million in profits of which approximately $33.4 million was generated by MFIN’s core consumer and commercial lending businesses which made up 99.5% of assets at FYE23.  The additional $21.6 million in profit was due to non-core, non-recurring taxi medallion recoveries/sales.  Non-core profits materially boosted 2023 bonuses paid to top executives4 despite core performance declining (Figure 2 below).  In every year from 2021 to 2023, a period of unprecedented economic and consumer strength, after excluding the non-recurring taxi medallion impact, core annual ROAA declined materially (3% down to 1.4%); core net income declined ($52 million to $33.4 million – Figure 2) and core annual net charge-offs worsened (0.24% to 2.37%) with core quarterly charge-offs exceeding their previous quarterly high (4Q19) in 4Q23 and 1Q245. 1Q24 core net income and ROAA were up slightly over 4Q23, but the overall trend is still down.
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Figure 2: Historical Net Income with and without Taxi Medallion impact

Source: Company 10K/Qs

Core net income (Ex. Taxi Medallion) has declined every year since the peak at FYE21.  While the 1Q24 headline core net income trend appeared positive, as our earnings commentary pointed out, 1Q24 core net income was boosted by unpredictable “gains on equity” and an inexplicably low core provision expense (Ex. Taxi Medallion).  The core provision was materially lower than 1Q23 and 4Q24 despite the highest annualized core charge-off rate (3.4%) at 1Q24 since the previous cyclical high of 2.8% at 4Q19, flat core allowances for credit losses (Ex. Taxi Medallion) of 3.7% at 1Q24, the 2nd highest 30-89 DPD and macro and consumer headwinds going into 2H24.

5.	We believe that management should be rewarded for proactively avoiding obvious risks and punished for ignoring them.
After FYE18, when MFIN had a $39.9 million loss6, the largest loss in our analysis period, the Board approved a bonus of $1.4 million and perquisites of $140,000 ($40,000 higher than MFIN’s 2023 median salary) for Mr. Murstein.  Perquisites included a country club membership, a company driver, a car lease, garage expenses, car maintenance, car insurance, and social club membership. Mr. Murstein received a bonus despite MFIN’s stock price dropping to $4.69 at FYE18, down from $10.01 at FYE14 or approximately 50%.  FYE14 was when investors first warned about the massive risks in the taxi medallion market7.  We assume those early warnings were ignored even as taxi medallion values plummted8 since the SEC lawsuit alleges illegal touting of the strength of MFIN’s taxi medallion lending by Mr. Murstein through late 2016, AND MFIN made glowing comments about Taxi Medallion credit strength in its May 2016 8K.9  Yet Mr. Murstein still received a million+ bonus in 2018 as cumulative taxi medallion charge-offs reached $203 MILLION10. ZimCal outlined several ways MFIN could have de-risked at www.restoretheshine.com/5-steps. We believe that if a leadership team does not proactively reduce credit risks when warned it should be punished, not rewarded.  Going forward it is important that the Board adopts this approach to compensation, particularly in higher-risk areas like subprime Recreation.
6.	We believe that the change-in-control provisions are excessive and are not in stockholders’ best interests.
Mr. Murstein has a change-in-control provision that would result in a $14.2 million payout or 7.5% of the entire Company’s market capitalization at 1Q24, which would be owed if MFIN was majority acquired, for example.
www.restoretheshine.com	Page | 4

These are all decisions that were approved by the Board.  We believe that the status quo is unsustainable and instead the Board should look out for stockholders first and ensure MFIN is being run like the exceptional company we know it can be.  We are a believer in rewarding outstanding performance, but core performance at MFIN has not been outstanding and MFIN stock has underperformed, yet management has been richly rewarded. We also note that Mr. Murstein is still under an SEC investigation “for violating the antifraud… [and] anti-touting provisions of the federal securities laws. Murstein is also charged with making false statements to Medallion [Financial Corp.]’s auditor…” which we believe has frightened away many institutional and retail investors.
We believe that Medallion Financial Corp. has tremendous potential but that change must happen now.  Insiders own ~30% of the Company’s stock so this proxy contest will not be easy.  If stockholders want compensation that is fair and does not enrich management at the expense of stockholders, we need your support to make any changes.  Even if our 2 candidates are elected, we still only represent 25% of the Board, but any change to the current Board is a huge step in the right direction.
Please go to our website www.restoretheshine.com  for more information on our candidates and our strategy.    We have a comprehensive FAQ section and biography information on our two excellent Board candidates and voting instructions at www.restoretheshine.com/vote. Our website provides details on our campaign, updates and sign-up information for stockholders and interested parties.  Please reach out to me directly if you have any questions on the data I have presented at info@restoretheshine.com.  Thank you for your time and we appreciate your support.
Sincerely,
/s/ Stephen Hodges
Stephen Hodges
President, ZimCal Asset Management
Manager, BIMIZCI Fund LLC
BIMIZCI as Manager, Warnke Investments, LLC

If you have any questions or need assistance in voting, please call:
520 8th Avenue, 14th Floor
New York, NY  10018

Stockholders Call Toll Free at: (888) 368-0379 or (212) 257-1311
Email: info@saratogaproxy.com

www.restoretheshine.com	Page | 5

1 Source 10K/Q, DEF14A.  E.g. when MFIN market cap increased 56% YoY at 2019, Mr. Murstein’s bonus was $1.3 million. When market cap fell 32% in 2020, Mr. Murstein was paid a $1.1 million bonus.  After 2018’s largest ever loss, his bonus was $1.4 million.
2 Source Company 10K/Qs, DEF14As. www.restoretheshine.com/home#RichManagement.  President’s compensation was measured relative to earnings, leverage, charge-offs, market cap, MFIN ranked poorly on several metrics when compared to the COMP peer group alone at FYE22 (which was when the latest compensation data was provided by MFIN) including Leverage Ratio (8th worst), Compensation/Total Operating Expenses (2nd highest paid), and Cumulative Compensation/Total Net Profit (last 5 years) (highest paid/worst).  MFIN ranked even worse against top performing large banks ($50BN to $100BN in assets) and top performing small, $2BN-$5BN banks as you can see from the link above.  Compensation peers used in this analysis were ConnectOne Bancorp, Inc., EZCORP, Inc., World Acceptance Corporation, Consumer Portfolio Services, Inc., Regional Management Corp., Willis Lease Finance Corporation, PRA Group, Inc., Encore Capital Group, Inc., McGrath RentCorp, Atlanticus Holdings Corporation, Enova International, Inc., CURO Group Holdings Corp., Lending Tree, Metropolitan Bank Holding Corp., FinWise Bancorp, The Bancorp Inc, Arrow Financial Corporation, Oportun Financial Corp, LendingClub Corp, MoneyLion Inc. These peers were listed in MFIN 2023 and 2022 DEF14A filings.
3 Source Company 10K/Qs, DEF14As.
4 Source Company 10K/Qs, DEF14As.
5 Source Company 10K/Qs. Taxi medallion adjustments consist of taking net income then subtracting Taxi Medallion specific provision reversals, adding repossessed Taxi Medallion collateral write-downs, subtracting gains on sales of foreclosed Taxi Medallions and adding (reversing) the tax impact of the adjustments.
6 Source Company 10K/Qs.  2018 losses calculated from combining 1Q18 BDC accounting with 2Q-4Q18 Holding Company financials.
7 Various market participants, notably HVM Capital, issued comprehensive warnings about taxi medallion loans around this period. Data is data, regardless of its source and should be acted upon if true.
8 See price trends per New York Taxi and Limousine Commission. Prices fell >50% in 2 years at FYE16.
9Comments in the May 2016 8K from management included “We are extremely pleased with the 2016 first quarter. While taxi medallion lending continues to have virtually zero losses…” AND “All the important indicators of our business continue to demonstrate the quality of Medallion’s operations… very solid credit performance by the portfolios…”
10Source Company 10K/Qs

www.restoretheshine.com	Page | 6

Press Release

Press Release [FOR IMMEDIATE RELEASE]:
Excessive Compensation at Medallion Financial Is Concerning
• Stock price is down 20% YTD and management continues to be rewarded at the expense of stockholders.
• High executive compensation does not align with core business performance.
• ZimCal sends letter to stockholders highlighting egregious compensation.
• Updated “5 Steps to Improvement” white paper to unlock value at Medallion Financial Corp. posted to www.restoretheshine.com/5-steps
Minneapolis – May 21st, 2024
ZimCal Asset Management, LLC, and its affiliates BIMIZCI Fund LLC, Warnke Investments LLC and Stephen Hodges (collectively “ZimCal”) is one of the largest investors in Medallion Financial Corp. (the “Company” or “MFIN”), has over $15.58 million in debt and equity investment exposure and has been invested in MFIN for over 3 years.  ZimCal is currently in a proxy contest to replace two Directors on MFIN’s Board of Directors (the “Board”) with two more highly qualified individuals. Our common stock and debt are the only investments we have in MFIN and we do not own any other MFIN-related securities (e.g. call/put options).  We believe we will prevail in this proxy contest; we believe that stockholders want change and that our nominees are the first step in that direction. ZimCal ONLY benefits through an increase in the value of MFIN and if MFIN can implement the changes ZimCal is recommending, ZimCal believes that the upside potential for the Company is tremendous.
Company insiders control approximately 30% of the stock so every single vote in our favor matters and we are incredibly encouraged by the support we have received from independent stockholders.  The Company has attempted to distract stockholders with speculation about ZimCal, its interests and its intentions.  We are disappointed by the Company’s recent personal and untruthful attacks that forced us to issue a Cease and Desist letter.  However, we are encouraged by their desperation, which indicates that they are threatened by strong stockholder support for our candidates.
EVERY DOLLAR THAT GOES TO EXCESSIVE PAY IS A DOLLAR TAKEN AWAY FROM STOCKHOLDERS
ZimCal sent a letter to stockholders expressing its concern about the current compensation structure at MFIN.  We fear the current Board and management team are not aligned with stockholders but instead care more about management’s continued high compensation, regardless of MFIN’s stock performance or valuation1.
If ZimCal’s nominees are not elected, the Board would likely maintain the status quo, which has been very lucrative for the management team, as you will see from the attached letter.  If ZimCal’s nominees are elected, and on behalf of stockholders, we would immediately address the excessive compensation structure of MFIN’s President and management team.  Our letter addresses the following:
1.
We cannot understand how the Board can justify the $25 million cumulatively paid to MFIN’s President, Andrew Murstein since 2018 for $77 MILLION in earnings, while the President of Synchrony Financial, a $117 BILLION consumer lender, was paid $55 million (or $20 million more) for $17.3 BILLION in earnings to stockholders.[2]

2.	We believe that right-sizing management compensation would instantly boost earnings and valuation.
3.	We believe that MFIN’s President making 66x times as much money as “rank and file” employees does not make sense.
4.	We believe that MFIN’s executives should be compensated for core performance ONLY, which should exclude non-core, non-recurring items (mostly taxi medallion assets).
5.	We believe that management should be rewarded for proactively avoiding obvious risks and punished for ignoring them.
6.
We believe that the change-in-control provision that would amount to a $14.2 million payout to Mr. Murstein, or 7.5% of 1Q24 market capitalization, is excessive and is not in stockholders’ best interests.

We believe that change must happen now.  If stockholders want compensation that is fair and does not enrich management at the expense of stockholders, we need their support to make any changes.  Even if ZimCal’s 2 candidates are elected, we still only represent 25% of the Board, but any change to the current Board is a huge step in the right direction.
Visit www.restoretheshine/nominees to learn about our highly qualified nominees.
Vote for our two exceptional candidates by voting online or via mail using the WHITE proxy card.  Even if you have already voted, you can still vote for our candidates and only your most recent vote will count.  Full instructions can be found at www.restoretheshine.com/vote.
Media contact: nicole@nh-consult.com
About ZimCal Asset Management, LLC
ZimCal Asset Management is an alternative investment firm focused primarily on niche, illiquid and complex credit investment opportunities with a specialization in bank investing.
See www.restoretheshine.com/#About for more details.
Solicitation Information
Stockholders are urged to read ZimCal’s definitive proxy statement and WHITE proxy card because they contain important information about the ZimCal nominees and related matters.  Stockholders may obtain a free copy of the definitive proxy statement and WHITE proxy card and other documents filed by ZimCal on the web site of the Securities and Exchange Commission (SEC) at www.sec.gov or may access the SEC website through www.restoretheshine.com. Stockholders may also direct a request to ZimCal’s proxy solicitor, Saratoga, 520 8th Avenue, 14th Floor, New York, NY 10018 (stockholders can e-mail at info@saratogaproxy.com or call toll-free at (888) 368-0379).
Participants in Solicitation
The identity of the participants in the solicitation and a description of their direct or indirect interests, by security holdings or otherwise is contained in ZimCal’s definitive proxy statement filed with the SEC on April 26, 2024.

1 Source 10K/Q, DEF14A.  E.g. when MFIN market cap increased 56% YoY at 2019, Mr. Murstein’s bonus was $1.3 million. When market cap fell 32% in 2020, Mr. Murstein was paid a $1.1 million bonus.  After 2018’s largest ever loss, his bonus was $1.4 million.  We feel there is little correlation between performance, bonuses and stock appreciation.
2 Source 10K/Q, DEF14A.  Synchrony Financial has an industrial bank platform, like MFIN but focuses on different consumer verticals and fee income businesses than MFIN.